UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2016

MGP Ingredients, Inc.
(Exact name of registrant as specified in its charter)

KANSAS	0-17196	45-4082531
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cray Business Plaza
100 Commercial Street
Box 130
Atchison, Kansas 66002
(Address of principal executive offices) (Zip Code)

(913) 367-1480
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On March 21, 2016, MGP Ingredients, Inc. (the "Company") entered into a Third Amended and Restated Credit Agreement (the "Third Amended and Restated Credit Agreement") by and among the lenders identified therein, Wells Fargo Bank, National Association, as administrative agent for the lenders, as sole lead arranger and as sole book runner, the Company, MGPI Processing, Inc., MGPI Pipeline, Inc., and MGPI of Indiana, LLC, which modifies the Company's senior secured asset based credit facility (the "ABL Facility").

The Third Amended and Restated Credit Agreement contains customary terms and conditions substantially similar to the Second Amended and Restated Credit Agreement and associated schedules with Wells Fargo Bank, National Association, as Administrative Agent (the "Previous Credit Agreement") except as described below. Such terms and conditions include limitations on mergers, consolidations, reorganizations, recapitalizations, indebtedness and certain payments, as well as financial condition covenants relating to leverage and interest coverage ratios. The Company's obligations under the Third Amended and Restated Credit Agreement may be accelerated upon customary events of default, including, without limitation, non-payment of principal or interest, breaches of covenants, certain judgments against the loan parties, cross-defaults to other material debt, a change in control and specified bankruptcy events.

The Third Amended and Restated Credit Agreement added a $15.0 million term loan to the existing $80.0 million revolving ABL Facility resulting in a $95.0 million ABL Facility. The principal of the term loan can be prepaid at any time without penalty or otherwise will be repaid by the Company in installments of $250,000 each month, commencing on May 1, 2016. Additionally, the Third Amended and Restated Credit Agreement reduced certain restrictions on acquisitions. Under the Previous Credit Agreement, only acquisitions less than $1.0 million individually and $7.5 million in the aggregate were permitted. The Third Amended and Restated Credit Agreement eliminated the individual dollar limitation and increased the aggregate limitation to $35.0 million. The Third Amended and Restated Credit Agreement also added an increased minimum fixed charge coverage ratio of 1.25x (compared to 1.10x in the Previous Credit Agreement) while the $15.0 million term loan is outstanding, however, the special fixed coverage ratio is only tested if excess availability, after giving effect to such restricted payment, is less than 17.5% of the total amount of the ABL Facility.

The foregoing description of the Third Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Third Amended and Restated Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.
Reference is made to Item 1.01 above.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
Reference is made to Item 1.01 above.
Item 3.03 Material Modifications to Rights of Security Holders.
Reference is made to Item 1.01 above.
Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1
Third Amended and Restated Credit Agreement, by and among the lenders identified therein, Wells Fargo Bank, National Association, as administrative agent for the lenders, as sole lead arranger and as sole book runner, MGP Ingredients, Inc., MGPI Processing, Inc., MGPI Pipeline, Inc., and MGPI of Indiana, LLC, dated March 21, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        MGP INGREDIENTS, INC.

Date: March 25, 2016	By:	/s/ Thomas K. Pigott
Thomas K. Pigott
Vice President, Finance and Chief Financial Officer